                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934
                             (Amendment No. ____)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             HARLEY-DAVIDSON, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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

                      [HARLEY DAVIDSON LOGO APPEARS HERE]

                           NOTICE OF ANNUAL MEETING
                                      AND
                                PROXY STATEMENT

                             Harley-Davidson, Inc.
                            3700 West Juneau Avenue
                          Milwaukee, Wisconsin 53208
                                (414) 343-4680

                                                                 March 29, 1999

Dear Fellow Shareholder:

  On behalf of the Board of Directors and management of Harley-Davidson, Inc., I cordially invite you to attend the 1999 Annual Meeting of the Shareholders of Harley-Davidson, Inc. to be held at 10:30 a.m., local time, on Saturday, May 8, 1999, at the Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, Wisconsin.

  The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Meeting. During the Meeting, there will be brief reports on the operations of the Company. Once the business of the Meeting has been concluded, shareholders will be given the opportunity to ask questions.

  We sincerely hope you will be able to attend our 1999 Annual Meeting. However, whether or not you are personally present, it is important that your shares be represented. ACCORDINGLY, PLEASE MARK, SIGN, DATE AND MAIL YOUR PROXY CARD IN THE ENCLOSED ENVELOPE PROVIDED FOR THIS PURPOSE.

                                          Sincerely yours,

                                          /s/ Jeffrey L. Bleustein

                                          Jeffrey L. Bleustein
                                          Chairman of the Board and
                                          Chief Executive Officer

                      [HARLEY DAVIDSON LOGO APPEARS HERE]

                   Notice of Annual Meeting of Shareholders

                                  May 8, 1999

  The 1999 Annual Meeting of the Shareholders (the "Annual Meeting") of Harley-Davidson, Inc. (the "Company") will be held at the Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, Wisconsin, on Saturday May 8, 1999 at 10:30 a.m., local time, for the following purposes:

    1. To elect three directors for a three-year term to expire at the Company's 2002 annual meeting of shareholders;

    2. To approve the adoption of the Company's amended Corporate Short Term Incentive Plan;

    3. To ratify the selection of Ernst & Young LLP, independent public accountants, to be the auditors of the annual financial statements of the Company for the year ending December 31, 1999; and

    4. To take action upon any other business as may properly come before the Annual Meeting and any adjournment thereof.

  The Board of Directors of the Company has fixed the close of business on March 17, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting (the "Shareholders") and any adjournment thereof.

                                          By Order of the Board of Directors,

                                          /s/  Gail A. Lione

                                          Gail A. Lione
                                          Secretary

Milwaukee, Wisconsin
March 29, 1999

                            YOUR VOTE IS IMPORTANT,
                      NO MATTER HOW MANY SHARES YOU OWNED
                              ON THE RECORD DATE.

  PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD AND SIGN, DATE AND RETURN IT IN THE ENVELOPE PROVIDED WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING YOUR PROXY PROMPTLY.

                      [HARLEY DAVIDSON LOGO APPEARS HERE]

                            3700 West Juneau Avenue
                          Milwaukee, Wisconsin 53208

                                March 29, 1999

                               ----------------

                                PROXY STATEMENT

                               ----------------

  The proxy accompanying this Proxy Statement is solicited by the Board of Directors (the "Board") of Harley-Davidson, Inc. (the "Company") for use at the 1999 Annual Meeting of Shareholders of the Company to be held on May 8, 1999 and at any adjournment thereof (the "Annual Meeting"). This Proxy Statement and the accompanying proxy were first sent to shareholders on or about March 29, 1999.

  The only outstanding class of voting securities of the Company is its common stock (the "Common Stock"). On March 17, 1999, the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, 153,354,908 shares of Common Stock were outstanding. Holders of the Common Stock are entitled to one vote per share on all matters.

  Shareholders who execute proxies may revoke them at any time prior to the voting thereof by delivery of a subsequently dated proxy or written notice (1) to the Secretary of the Company at the Company's address shown above on or before May 6, 1999 or (2) to the secretary of the Annual Meeting at the Annual Meeting. Unless so revoked, the shares represented by proxies received by the Board will be voted at the Annual Meeting. Where a shareholder specifies a choice by means of the ballot provided in the proxy, the shares will be voted in accordance with such specification.

  As used in this Proxy Statement, "Motor Company" refers to the Company's principal subsidiary, Harley-Davidson Motor Company.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information as of March 17, 1999 (except as noted) with respect to the Common Stock ownership of each director, the Chief Executive Officer, the four other executive officers of the Company identified in the Summary Compensation Table below (collectively with the Chief Executive Officer, the "named executive officers"), all directors and executive officers as a group and each person or group of persons known by the Company to own beneficially more than 5% of the Common Stock.

                                 Amount and Nature of
                              Beneficial Ownership(1)(2)
                              -------------------------------- Shares Issuable
                                  Number            Percent    Upon Exercise of
Name of Beneficial Owner        of Shares           of Class   Stock Options(3)
------------------------      ----------------    ------------ ----------------
Barry K. Allen...............            9,397          *               700

Richard I. Beattie...........            3,397          *               700

Jeffrey L. Bleustein.........          909,987          *           368,444

C. William Gray..............           86,027          *            43,909

Richard J. Hermon-Taylor.....            9,397          *               700

Donald A. James..............          106,397(4)       *               700

Richard G. LeFauve...........            5,397          *               700

Sara L. Levinson.............            3,397          *               700

James A. McCaslin............          172,880          *            89,862

James A. Norling.............            5,397          *               700

Richard F. Teerlink..........        1,150,910          *         1,136,000

James L. Ziemer..............          164,941          *           109,309

All Directors and Executive
 Officers as a Group (18
 Individuals)................        3,390,941         2.2%       2,348,947

The Equitable Companies
 Incorporated
 1290 Avenue of the Americas
 New York, NY 10104..........       11,448,425(5)      7.5%               0

Ruane, Cunniff & Co., Inc.
 767 Fifth Avenue
 New York, NY 10153-4798.....        8,552,480(6)      5.6%               0

--------
  *The amount shown is less than 1% of the outstanding shares of Common Stock.
(1) Except as otherwise noted, all persons have sole voting and investment power over the shares listed.
(2) Includes shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of March 17, 1999. Includes shares of Common Stock held in the Company's 401(k) plan and the Company's Dividend Reinvestment Plan, as of December 31, 1998.
(3) Only includes stock options exercisable within 60 days of March 17, 1999.
(4) All of such shares of Common Stock are held by Fred Deeley Imports Ltd. Mr. James has sole voting power and shared investment power over such shares.
(5) Information derived from the Schedule 13G filed by The Equitable Companies Incorporated and its affiliates. As of December 31, 1998, The Equitable Companies Incorporated and its affiliates had sole voting power over 6,873,180 shares, shared voting power over 2,262,790 shares, sole dispositive power over 11,436,135 shares and shared dispositive power over 3,490 shares.
(6) Information derived from the Schedule 13G filed by Ruane, Cunniff & Co., Inc. As of December 31, 1998, Ruane, Cunniff & Co., Inc. had sole voting power over 6,691,020 shares, sole dispositive power over 3,625,080 shares and shared dispositive power over 4,927,400 shares.

                           1--ELECTION OF DIRECTORS

  The Restated Articles of Incorporation of the Company provide for a Board of not less than six (6) nor more than fifteen (15) members, as determined from time to time by the affirmative vote of a majority of the directors then in office. The Board is divided into three classes, with one class of directors elected each year for a term of three years.

  The Board currently consists of nine members, three of whom have terms that expire at the Annual Meeting (Class II Directors), three of whom have terms that expire at the 2000 annual meeting of shareholders (Class III Directors) and three of whom have terms that expire at the 2001 annual meeting of shareholders (Class I Directors).

  The three nominees for director set forth below, all of whom are currently Class II Directors, are proposed to be elected at the Annual Meeting to serve until the 2002 annual meeting of shareholders. The remaining six directors will continue to serve as members of the Board for terms as set forth below. The nominees have advised the Company that they will serve if elected. Directors are elected by a plurality of the votes cast (assuming a quorum is present at the Annual Meeting). Thus, any shares not voted, whether due to abstentions or broker nonvotes, will not have an impact on the election of directors. A quorum consists of a majority of the shares entitled to vote represented at the Annual Meeting in person or by proxy, including proxies reflecting abstentions or broker nonvotes. Broker nonvotes arise from proxies delivered by brokers and others where the record holder has not received authority to vote on one or more matters and has no discretion to vote on such matters. Once a share is represented at the Annual Meeting, it will be deemed present for quorum purposes throughout the Annual Meeting (including any adjournment thereof unless a new record date is or must be set for such adjournment). Proxies solicited by the Board will be voted "FOR" the following nominees unless a shareholder specifies otherwise. Should any such nominee become unable to serve, proxies may be voted for another person designated by the Board.

           THE BOARD RECOMMENDS A VOTE "FOR" THE FOLLOWING NOMINEES.

  The names, ages as of March 17, 1999, and principal occupations for the past five years of each of the directors and nominees and the names of any other public companies of which each is presently serving as a director are set forth below:

Nominees For Class II Directors--Terms Expiring at 2002 Annual Meeting

  Richard J. Hermon-Taylor, 57, has been a director of the Company since 1986. He has served as a Group Vice President of Abt Associates, Inc., a business consulting firm, since June 1997 and as President of BioScience International, Inc., a technology transfer company, since 1987. He was a Vice President of Symmetrix, Inc., a business consulting firm, from 1994 to 1997.

  Sara L. Levinson, 48, has been a director of the Company since 1996. She has been President of NFL Properties, Inc., the trademark licensing company for the National Football League, since September 1994. From 1986 to September 1994, she held various executive positions with Viacom, Inc., a media and entertainment company, including President-Business Director of MTV from 1993 to September 1994. She is also a director of Federated Department Stores Inc.

  Richard F. Teerlink, 62, has been a director of the Company since 1982. From May 1996 to December 1998, he served as Chairman of the Board of the Company. He served as Chief Executive Officer of the Company from 1989 to June 1997 and President of the Company from 1988 to June 1997. He is also a director of Johnson Controls, Inc. and Snap-on Incorporated.

Class III Directors--Terms Expiring at 2000 Annual Meeting

  Jeffrey L. Bleustein, 59, has been a director of the Company since 1996. In December 1998, Mr. Bleustein was elected Chairman of the Board of the Company. He has served as President and Chief Executive Officer of the Company and Chief Executive Officer of the Motor Company since June 1997 and as President and Chief Operating Officer of the Motor Company since 1993. He was Executive Vice President of the Company from 1991 to June 1997. He is also a director of Brunswick Corporation.

  Donald A. James, 55, has been a director of the Company since 1991. Mr. James is a co-founder and, since 1989, has been the Vice Chairman and Chief Executive Officer of Fred Deeley Imports Ltd., the largest independent motorcycle distributorship in Canada and the exclusive distributor of the Company's motorcycles in that country.

  James A. Norling, 57, has been a director of the Company since 1993. He has served as Executive Vice President, Deputy to Chief Executive Officer and President of Europe, Middle East and Africa for Motorola, Inc., a manufacturer of electronics, since December 1998. Mr. Norling served as President and General Manager, Messaging, Information and Media Sector, for Motorola from January 1997 until December 1998. He was President, Europe, Middle East and Africa, and Chairman, European Management Board, for Motorola from 1993 to 1996.

Class I Directors--Terms Expiring at 2001 Annual Meeting

  Barry K. Allen, 50, has been a director of the Company since 1992. Mr. Allen has served as Executive Vice President of Ameritech Corporation, a telecommunications company, since August 1995. From September 1993 to August 1995, he was President and Chief Operating Officer and a director of Marquette Electronics, Inc., a manufacturer of medical equipment and systems.

  Richard I. Beattie, 59, has been a director of the Company since 1996. He has been a partner of Simpson Thacher & Bartlett, a law firm, since 1977 and has served as Chairman of the Executive Committee of that firm since 1991.

  Richard G. LeFauve, 64, has been a director of the Company since 1993. In December 1998, Mr. LeFauve retired as President of GM University and a Senior Vice President of General Motors Corporation, an automobile manufacturer, a position which he held since April 1997. He was Group Executive, NAO Small Car Group of General Motors Corporation from 1994 to April 1997, Chairman of Saturn Corporation, an automobile manufacturer, from 1995 to April 1997, a Vice President of General Motors Corporation from 1985 to April 1997, and President of Saturn Corporation from 1986 to 1995.

Board of Directors--Committee and Other Information

  The Board has three committees: the Audit Committee, the Human Resources Committee and the Nominating and Director Affairs Committee.

  The Audit Committee, the current members of which are Richard I. Beattie, Donald A. James, Sara L. Levinson and James A. Norling (Chairman), met twice during 1998. The Audit Committee selects, subject to shareholder ratification, and engages independent public accountants to audit the books, records and accounts of the Company. The Audit Committee also determines the scope of such audits and reviews the adequacy of the internal accounting controls of the Company.

  The Human Resources Committee, the current members of which are Barry K. Allen, Richard J. Hermon-Taylor and Richard G. LeFauve (Chairman), met three times during 1998. The Human Resources Committee approves certain compensation and benefits actions, reviews performance of senior management and advises management on matters of succession planning, career development and human resources strategies.

  The Nominating and Director Affairs Committee, the current members of which are Barry K. Allen (Chairman), Richard I. Beattie, Richard J. Hermon-Taylor, Donald A. James, Richard G. LeFauve, Sara L. Levinson and James A. Norling, met three times during 1998. The Nominating and Director Affairs Committee identifies and recommends to the full Board candidates for service on the Board and reviews Board performance and Board committee composition. Shareholders may recommend candidates for consideration by the Nominating and Director Affairs Committee by writing to the Nominating and Director Affairs Committee in care of the Secretary of the Company. Such recommendations for the 2000 annual meeting of shareholders must be received by the Company on or before November 30, 1999. Any shareholder who desires to nominate directly a director candidate for consideration by the shareholders must give written notice thereof to the Secretary of the Company in advance of the applicable meeting in compliance with the terms and within the time periods specified in the Company's Restated Articles of Incorporation.

  The Board has four regular quarterly meetings per year and met five times during 1998. All directors attended at least 75% of the meetings of the Board and the Board committees on which they served during 1998.

  Directors who are employees of the Company do not receive any special compensation for their services as directors. Directors who are not employees of the Company ("Non-employee Directors") receive an annual fee of $25,000 plus $1,500 for each regular meeting of the Board, $750 for each special meeting of the Board and $750 for each Board Committee meeting. In May 1998, the Board adopted the 1998 Director Stock Plan (the "Director Plan"), which provides, among other things, that a Non-Employee Director may elect to receive 50% or 100% of the annual fee to be paid in each calendar year in the form of Common Stock. In 1998, all of the Non-Employee Directors elected to receive shares of Common Stock in lieu of the $25,000 annual fee. As a result, each director received 697 shares of Common Stock. In addition, on the first business day after the annual meeting of shareholders of the Company, each Non-Employee Director who serves as a member of the Board immediately following the annual meeting is automatically granted an immediately exercisable option for the purchase of such number of shares of Common Stock equal to the annual fee divided by the fair market value of a share of Common Stock on the day of grant (rounded up to the nearest multiple of 100). In 1998, each Non-employee Director received an option to purchase 700 shares of Common Stock.

                            EXECUTIVE COMPENSATION

  The following table shows the aggregate compensation, including incentive compensation, paid by the Company for 1998, 1997 and 1996 to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company for 1998:

                          SUMMARY COMPENSATION TABLE

                                                                     Long Term
                                     Annual Compensation        Compensation Awards
                                ------------------------------ ---------------------
                                                     Other     Restricted Securities All Other
                                                     Annual      Stock    Underlying Compensa-
Name and Principal              Salary            Compensation Awards(1)   Options    tion(2)
Position                   Year   ($)   Bonus ($)     ($)         ($)        (#)        ($)
------------------         ---- ------- --------- ------------ ---------- ---------- ---------
Jeffrey L. Bleustein
 Chairman and CEO (3)..... 1998 586,250 1,172,500    41,027           0    130,000    52,621
 President and CEO (3).... 1997 440,260   700,000    37,117           0    116,000    33,171
 President and COO--
  Motor Company........... 1996 370,227   362,082    36,673           0     82,000    27,945

Richard F. Teerlink
 Chairman (3)............. 1998 555,000   820,000    43,487           0     24,000    21,812
 Chairman (3)............. 1997 547,500   820,000    42,994           0    120,000    33,465
 Chairman of the Board,
  President and CEO....... 1996 518,751   715,000    41,818           0    180,000    32,042

James L. Ziemer
 Vice President and CFO... 1998 227,134   275,000    21,484           0     32,673    14,814
 Vice President and CFO... 1997 216,319   212,339    21,549           0     43,142    14,090
 Vice President and CFO... 1996 201,522   196,282    21,497           0     43,442    11,894

James A. McCaslin (4)
 Vice President,
  Continuous Improvement--
  Motor Company........... 1998 240,181   211,359    48,745           0     34,549    51,485
 Vice President,
  Continuous Improvement--
  Motor Company........... 1997 228,744   225,313    28,192           0     25,462    32,360

C. William Gray
 Vice President,
  Human Resources......... 1998 221,799   195,183    23,078           0     31,905    16,259
 Vice President,
  Human Resources......... 1997 211,237   208,069    23,080           0     42,128    14,589
 Vice President,
  Human Resources......... 1996 199,832   162,863    23,088     586,300     45,350    43,492

--------
(1) As of December 31, 1998, the named executive officers of the Company holding unvested restricted stock were Messrs. Bleustein, McCaslin and Gray, who held 40,000, 80,000 and 32,800 shares, respectively, valued at $1,895,000, $3,790,000 and $1,553,900, respectively. Dividends are paid on shares of unvested restricted stock.
(2) The 1998 amounts for Messrs. Bleustein, Teerlink, McCaslin, Ziemer and Gray include the value of split dollar life insurance provided by the Company, a 401(k) matching contribution of $5000, a $200 health care spending account credit (Messrs. Bleustein and Ziemer only) and a non-qualified deferred compensation plan matching contribution of $33,587, $0, $8,965, $8,181 and $7,896, respectively.

(3) Mr. Bleustein became Chief Executive Officer of the Company in June 1997. Mr. Teerlink served as the Chairman of the Board of the Company until December 9, 1998 at which time Mr. Bleustein was elected Chairman of the Board.
(4) Mr. McCaslin was an employee of the Company in 1996, but was not an executive officer.

Stock Options

  During 1998, the Human Resources Committee granted options to purchase shares of Common Stock under the Company's 1995 Stock Option Plan to the Chief Executive Officer and the other named executive officers as follows:

                             OPTION GRANTS IN 1998

                                                                      Potential Realizable Value
                                                                        at Assumed Annual Rates
                                                                         of Stock Appreciation
                                   Individual Grants (1)                  for Option Term (2)
                         ----------------------------------------- ------------------------------------
                         Number of   Percent
                         Securities  of Total
                         Underlying  Options   Exercise
                          Options   Granted to  Price   Expiration
          Name            Granted   Employees   ($/Sh)     Date    0%        5%               10%
          ----           ---------- ---------- -------- ---------- --- --------------    --------------
Jeffrey L. Bleustein....   130,000     12.7%    $28.81   2/18/08   $ 0 $    2,354,788    $    5,967,025
Richard F. Teerlink.....    24,000      2.3      28.81   2/18/08     0        434,730         1,101,605
James A. McCaslin.......    34,549      3.4      28.81   2/18/08     0        625,812         1,585,806
James L. Ziemer.........    32,673      3.2      28.81   2/18/08     0        591,831         1,499,697
C. William Gray.........    31,905      3.1      28.81   2/18/08     0        577,919         1,464,446
All Optionees (3)....... 1,025,161    100.0      28.81   2/18/08     0     18,276,914        46,313,847
All Shareholders........       N/A      N/A        N/A       N/A     0  2,746,963,058(4)  6,961,343,695(4)

--------
(1) The options granted under the 1995 Stock Option Plan are non-qualified stock options. The exercise price per share is 100% of the fair market value of a share of Common Stock on the date of the grant. The Human Resources Committee has the authority to grant options and set or amend the terms and conditions of the option agreements. The exercise price of an option may be paid in cash, shares of Common Stock or a combination of cash and stock (subject to the conditions that may be set by the Human Resources Committee). The options may be exercised one year after the date of grant, not to exceed 25% of the shares in the first year, with an additional 25% to be exercisable in each of the following three years. Options expire ten years from the date of grant. Each option granted under the 1995 Stock Option Plan has a limited right which permits the holder to surrender the option within 30 days after a change of control of the Company and receive the difference between the exercise price of the option and the highest closing price of the Common Stock during the 60-day period preceding the change of control of the Company.
(2) The option term is ten years. The dollar amounts under these columns are the results of calculations at 0% and at the 5% and 10% rates set by the Securities and Exchange Commission. The potential realizable values are not intended to forecast possible future appreciation, if any, in the market price of the Common Stock.
(3) Includes options to purchase 20,000 shares of the Common Stock with an expiration date of May 3, 2008 and an exercise price of $35.91, and options to purchase 21,082 shares of the Common Stock with an expiration date of December 8, 2008 and an exercise price of $42.38.
(4) Represents corresponding gain to all shareholders on 151,604,287 shares of Common Stock outstanding on February 19, 1998, the date on which substantially all of the options included in the table were granted, calculated based on the fair market value of such Common Stock on such date.

  Shown below is information relating to the exercise of options by the Chief Executive Officer and the other named executive officers during 1998 and the value of unexercised options held by such persons as of December 31, 1998.

                      AGGREGATED OPTION EXERCISES IN 1998
                    AND OPTION VALUES AT DECEMBER 31, 1998

                                                    Number of Securities      Value of Unexercised
                                                   Underlying Unexercised     In-the-Money Options
                           Shares                        Options At           At December 31, 1998
                         Acquired On    Value      December 31, 1998 (#)             ($)(2)
                          Exercise    Realized   -------------------------- -------------------------
Name                         (#)       ($)(1)                 Unexercisable Exercisable Unexercisable
----                     ----------- ----------- Exercisable  ------------- ----------- -------------
Jeffrey L. Bleustein....         0   $         0      262,444    282,000    $ 8,721,229  $6,750,110
Richard F. Teerlink.....   320,000    12,583,616 1,100,200(3)    249,000     42,153,133   7,019,775
James A. McCaslin.......         0             0       61,132     76,351      2,012,311   1,857,502
James L. Ziemer.........         0             0       70,062     96,181      2,212,988   2,427,516
C. William Gray.........   186,880     4,441,591            0    100,239              0   2,578,246

--------
(1) Value based on the fair market value of Common Stock on the date of exercise less the option exercise price.
(2) Value based on a fair market value of Common Stock of $47.375 on December 31, 1998, less the option exercise price.
(3) Includes 123,000 options in which vesting was accelerated by the Board on April 20, 1998.

Retirement Benefits

  The following table shows at different levels of remuneration and years of credited service the estimated net annual benefits payable as a straight life annuity to each of the named executive officers under the Salaried Pension Plan, the Restoration Plan and the Supplemental Agreements (all as defined below), assuming retirement at age 62:

                              PENSION PLAN TABLE

                                                    Years of Service
                         ----------------------------------------------------------------------
Total Pay($)                5       10       15       20       25       30       35    15+ (1)
------------             ------- -------- -------- -------- -------- -------- -------- --------
$  200,000.............. $15,269 $ 30,539 $ 45,808 $ 61,078 $ 76,347 $ 91,617 $106,886 $100,000
   300,000..............  23,269   46,539   69,808   93,078  116,347  139,617  162,886  150,000
   400,000..............  31,269   62,539   93,808  125,078  156,347  187,617  218,886  200,000
   500,000..............  39,269   78,539  117,808  157,078  196,347  235,617  274,886  250,000
   600,000..............  47,269   94,539  141,808  189,078  236,347  283,617  330,886  300,000
   800,000..............  63,269  126,539  189,808  253,078  316,347  379,617  442,886  400,000
 1,000,000..............  79,269  158,539  237,808  317,078  396,347  475,617  554,886  500,000
 1,250,000..............  99,269  198,539  297,808  397,078  496,347  595,617  694,886  625,000

--------
(1) This column applies only to Messrs. Bleustein, Teerlink, McCaslin and Ziemer who are entitled to supplemental benefits under their Supplemental Agreements upon retirement at age 62. Mr. Gray also has a Supplemental Agreement, but would not have the required 15 years of service upon retirement at age 62.

  The Company maintains the Retirement Annuity Plan for Salaried Employees of Harley-Davidson, a noncontributory defined benefit pension plan ("Salaried Pension Plan"). Under the Salaried Pension Plan, salaried employees of the Company (excluding certain subsidiaries), including the Chief Executive Officer and the other named executive officers, are generally eligible to retire with unreduced benefits at age 62 or later. Benefits are based upon monthly "final average earnings" as defined in the Salaried Pension Plan. Prior to December 31, 1994, the monthly benefit is the difference between 1.6% of the final average earnings and .9% of the primary monthly social security benefit multiplied by years of service. On and after December 31, 1994, the revised benefit is 1.2% of the final average earnings plus .4% of the final average earnings in excess of Social Security covered compensation multiplied by years of service. The benefit of a person with service on or after

December 31, 1994, is the greater of his or her benefit determined using the revised formula for all service or the sum of his or her benefit under the former formula for service through December 31, 1993, and his or her benefit under the revised formula for service after that date. For the named executive officers, final average earnings equal one-twelfth of the highest average annual total compensation (consisting of base salary and bonus as shown in the Summary Compensation Table) paid over five consecutive calendar years within the last ten years of service prior to the participant's retirement or other date of termination. Vesting under the Salaried Pension Plan occurs upon the earlier of five years of service or age 65. An employee who retires after age 55 and before age 62 with a minimum of 5 years of service will receive an actuarially reduced benefit under the Salaried Pension Plan. The surviving spouse of an employee who is eligible for early retirement or who is vested at death is also entitled to certain benefits under the Salaried Pension Plan.

  The Company has adopted the Pension Benefit Restoration Plan (the "Restoration Plan") pursuant to which the Company will pay participants amounts that exceed certain limitations the Internal Revenue Code imposes on benefits payable under the Salaried Pension Plan. Calculated as of December 31, 1998, annualized final average earnings and years of credited service under the Salaried Pension Plan and the Restoration Plan were as follows:
$779,273 and 27.9 years, respectively, for Mr. Bleustein; $1,165,891 and 17.4 years, respectively, for Mr. Teerlink; $389,499 and 6.3 years, respectively, for Mr. McCaslin; $363,374 and 23.2 years, respectively, for Mr. Ziemer; and $356,580 and 8.3 years, respectively, for Mr. Gray.

  The Company has Supplemental Executive Retirement Plan Agreements (the "Supplemental Agreements") with the Chief Executive Officer and the other named executive officers. Under the Supplemental Agreements, a participant who retires at or after age 55 with 15 years of service is entitled to a yearly retirement benefit payment equal to 35% of the executive's annualized final average earnings at age 55 increasing in equal increments to 50% of annualized final average earnings at age 62, reduced by the amount of any pension payable by the Company under the Salaried Pension Plan, by any other defined benefit retirement programs of the Company and by the amount of benefits under the Restoration Plan. Amounts payable under the Restoration Plan and the Supplemental Agreements may be partially or fully funded at retirement through the use of split-dollar life insurance, lump sum cash payments and/or other means.

Agreements

  The Company has entered into employment agreements with Messrs. Bleustein and Teerlink which provide that, upon termination of employment for reasons other than cause, the Company will pay each such employee certain amounts, including such employee's base compensation in effect on the date of such termination (which currently would approximate the amount of cash compensation set forth in the Summary Compensation Table) for a period not exceeding one year (three years in the case of Mr. Teerlink), together with other benefits to which such employee was entitled prior to termination. Such employment agreements do not establish minimum base salary levels for such employees.

  The Company offers a standard form of Severance Benefits Agreement to certain senior managers. Most of these senior managers, including all of the named executive officers, have executed this agreement. The Severance Benefits Agreement provides for up to one year's salary and up to one year of certain employee benefits in the event of a termination of employment by the Company other than for cause.

  The Company has entered into transition agreements with Messrs. Bleustein, Teerlink, McCaslin, Ziemer, Gray and certain other key executives which become effective upon a change of control of the Company as defined therein. The transition agreements provide that, in the event of termination of such individual's employment with the Company for any reason (other than death) within two years (three years in the case of Mr. Bleustein and Mr. Teerlink) after a change of control of the Company, such individual will receive a cash payment in an amount equal to the product of three multiplied by the sum of
(i) the individual's highest annual base salary during the five-year period preceding termination, (ii) the highest annual bonus paid during the five-year period preceding termination and (iii) the individual's annual perquisite payment. Such individuals will also receive immediate vesting in any retirement, incentive, stock option and other deferred compensation plans. In addition, the covered individuals will receive three years of continued medical benefits and outplacement services. The contracts state that if any of the payments to the employees are considered "excess parachute payments" as defined in Section 280G of the Internal Revenue Code, then the Company will pay the penalty imposed upon the employee plus a tax gross-up.

  A "change of control" for purposes of the transition agreements includes the following events: (i) continuing directors no longer constitute at least two-thirds of the directors serving on the Board, (ii) any person or group becomes a beneficial owner of 20% or more of the Common Stock, (iii) the Company's shareholders approve a merger involving the Company, the sale of substantially all of the Company's assets or the liquidation or dissolution of the Company, unless in the case of a merger continuing directors constitute at least two-thirds of the directors serving on the board of directors of the survivor of such merger, or (iv) at least two-thirds of the continuing directors determine that a proposed action, if taken, would constitute a change of control of the Company and such action is taken. A continuing director is a director of the Company who was a director on a specified date (generally on or shortly prior to the date of the applicable transition agreement) or who was nominated or elected by two-thirds of the continuing directors (except in the case of an actual or threatened proxy or control contest).

  Certain senior managers, including all of the named executive officers, are entitled to receive a lump sum payment equal to one year's salary plus applicable taxes upon retirement at or after age 55. This benefit has been adopted by the Company in lieu of providing post-retirement life insurance. The Company has entered into Supplemental Executive Retirement Plan Agreements with the Chief Executive Officer and the other named executive officers. The terms of these agreements are described above under "Retirement Benefits."

Board of Directors Human Resources Committee Report on Executive Compensation

  The Human Resources Committee is responsible for establishing, reviewing and revising the compensation policies for the Company's executive officers. The Human Resources Committee is composed entirely of directors who are not employees or former employees of the Company and who do not have a business relationship with the Company other than in their capacity as directors.

  This report is being included pursuant to Securities and Exchange Commission ("SEC") rules designed to enhance disclosure of public companies' executive compensation policies. This report addresses the Company's compensation policies for 1998 as they affected the Chief Executive Officer and the Company's other executive officers, including the other named executive officers.

 General

  Under the supervision of the Human Resources Committee, the Company has developed and implemented compensation policies, plans and programs that seek to attract and retain qualified and talented employees and enhance the profitability of the Company. In furtherance of these goals and in addition to benefit plans available to salaried employees generally, the Company's executive compensation policies, plans and programs consisted of base salary, annual incentive compensation, annual stock option grants, annual perquisite payments, the Restoration Plan, the Supplemental Agreements, a non-qualified deferred compensation plan and life insurance benefits.

  In addition to the experience and knowledge of the Human Resources Committee and the Company's Human Resources staff, the Human Resources Committee utilizes the services of independent human resources consultants in making its executive compensation decisions. Each year the Company's Human Resources staff selects several executive or other senior officer positions for benchmarking against comparable companies. Each of the independent human resources consultants retained by the Company conducts a survey of compensation packages for the specified types of executive or senior officer positions at the comparable companies and prepares a written analysis (collectively, the "Independent Compensation Analysis"). The Independent Compensation Analysis includes median base salary (including the percentage increase over the prior year), median annual bonus percentage and median stock option information for the comparable companies by position. The Independent Compensation Analysis also recommends ranges for base salary, annual bonus and stock option compensation for the selected Company executive or senior officer positions.

  The comparable companies used to benchmark executive compensation are not included on the Performance Graph included below because they change from year to year depending on both the Company's and other companies' performance. The purpose of the Performance Graph is to compare the performance of Common Stock over a five-year period against a stock index or a fixed group of companies. In contrast, the Company generally utilizes compensation surveys to compare its executive compensation policies against companies that have specified performance and other characteristics similar to those of the Company during a limited period of time. The Company believes that including such companies as a separate group on the Performance Graph would be confusing and potentially misleading.

  In general, it is the policy of the Human Resources Committee to fix executive base salary range midpoints at levels at or below the median amounts paid to executives with similar qualifications, experience and responsibilities at other comparable businesses. Executives' base salaries are subjectively determined by individual performance evaluations and potential future contributions to the Company. It is also the policy of the Human Resources Committee generally to establish maximum incentive cash compensation and stock option grants at levels above the median amounts paid or granted to executives with similar qualifications, experience and responsibilities at other comparable businesses. The Company intends to provide a total compensation opportunity for Company executives that is above average, but with an above average amount of the total compensation opportunity at risk and dependent upon continuously improving Company performance. In all cases, the Human Resources Committee considers the total potential compensation payable to each of the named executive officers and other executives when establishing or adjusting any element of their compensation package.

 1998 Base Salary

  Executive base salaries are reviewed annually. In February 1998, the Human Resources Committee, in consultation with the Vice President, Human Resources, increased Mr. Bleustein's base salary by 28%. Mr. Bleustein's salary was increased to match the competitive median salary of chief executive officers as stated by the Independent Compensation Analysis and was based upon the Human Resources Committee's subjective assessment of Mr. Bleustein's past performance (including his leadership and his role in the financial performance of the Company) and its expectations for his future contribution in leading the Company. Also in February 1998, the Human Resources Committee reviewed, with the Chief Executive Officer and the Vice President, Human Resources, and approved, with modifications it deemed appropriate, the annual salary plan for the Company's other executive officers. The annual salary plan was subjectively developed by the Company's Human Resources staff under the direction of the Chief Executive Officer of the Company based primarily upon each executive's individual performance evaluation for the prior year, the anticipated future contribution of each executive and the Independent Compensation Analysis. 1998 base salaries for the named executive officers are set forth in the Summary Compensation Table. Based on the Independent Compensation Analysis, the Human Resources Committee believes that the base salaries paid to the Company's executive officers are generally at or below the median of base salaries paid to comparable executive officers of comparable companies.

 1998 Incentive Cash Compensation

  The Company had two separate short term incentive plans in which executive officers participated for 1998: Messrs. Bleustein, Teerlink and Ziemer participated in the Company's Corporate Short Term Incentive Plan (the "Corporate STIP"), and the other named executive officers and certain other executive officers participated in the Motor Company 1998 Short Term Incentive Plan (the "Motor Company STIP"). In December 1997, the Human Resources Committee reviewed and approved the Motor Company STIP for 1998 and target awards for participants in the Motor Company STIP. Also in December 1997, the Human Resources Committee established the performance target (consolidated net income) and target awards under the Corporate STIP for 1998 for participating executives. Award payouts under the Motor Company STIP were based upon Motor Company financial targets related to earnings before interest and taxes (weighted 70%) and Motor Company objectively measured strategic targets related to product quality and retail sales performance (weighted 10% for Buell retail sales, 10% for European retail sales and 10% for start-up quality). The resulting performance Payout for 1998 under the Motor Company STIP was 176% of target award. The target awards for the five named executive officers ranged from 50% to 100% of their respective 1998 base salaries (the "Individual Target Award"). Mr. Bleustein's Individual Target Award for 1998 was 100% of his base annual salary. The amount of each executive's Individual Target Award is subjectively reviewed annually based upon the Independent Compensation Analysis, the executive's individual performance evaluation for the prior year and the Human Resources Committee's appraisal of the executive's anticipated future contribution to the Company.

  The Human Resources Committee selected consolidated net income as the sole performance criterion for the 1998 Corporate STIP formula. This mathematical formula would have provided a bonus of 209% of the Individual Target Award. However, the terms of the Corporate STIP limit the performance percentage to a maximum of 200% and the total dollar payment to any one individual to $1 million per year. Under the terms of the Corporate STIP, the Human Resources Committee also has the discretion to reduce awards determined by the formula by up to 50%. Given these terms and limitations, Mr. Bleustein was eligible to receive a maximum award of $1 million for 1998, and the Human Resources Committee determined that Mr. Bleustein's actual 1998 Corporate STIP award would be the maximum amount of $1,000,000. The Human Resources Committee further considered Mr. Bleustein's strategic leadership and the significant increase in shareholders' value and, in addition to his Corporate STIP award, granted Mr. Bleustein a discretionary bonus for 1998 of $172,500. The Human Resources Committee determined that Mr. Teerlink's actual 1998 STIP award would be $820,000; and Mr. Ziemer's actual 1998 Corporate STIP award would be $275,000. The awards for the other executive officers were determined mathematically under the Motor Company STIP. All short term incentive plan awards paid or payable for 1998 by the Company with respect to the named executive officers and Mr. Bleustein's discretionary bonus are set forth in the Summary Compensation Table.

 1998 Stock Option Grants

  While the short term incentive plans provide Company executives with short term incentives to maximize Company performance, the Human Resources Committee believes that it is also important to provide incentives that more directly tie executives' long term compensation to long term returns to the Company's shareholders. This long term incentive compensation opportunity is provided through the Company's stock option plans. Annually, the Human Resources Committee reviews, with the Vice President, Human Resources and, except in the case of his own stock option grant, the Chief Executive Officer, and approves individual stock option grants for each of the Company's executive officers, including the named executive officers. The amount of each executive's stock option grant is subjectively determined by the Human Resources Committee based upon the annual Independent Compensation Analysis, the executive's individual performance evaluation for the prior year, the executive's base salary and the Human Resources Committee's appraisal of the executive's anticipated long term future contribution to the Company. The stock options granted to the named executive officers in 1998 are set forth in the Summary Compensation and Option Grants Tables.

 Other Compensation

  The Human Resources Committee believes that the compensation paid or payable pursuant to the Company's annual perquisite payments, Restoration plan, Supplemental Agreements, non-qualified deferred compensation plan, life insurance benefits and the benefit plans available to salaried employees generally is competitive with the benefit packages offered by comparable employers. From time to time the Human Resources Department of the Motor Company obtains data to ensure that such benefit plans and programs remain competitive. The Human Resources Committee most recently reviewed such data in December 1995.

 Internal Revenue Code Section 162(m)

  Section 162(m) of the Internal Revenue Code provides that a publicly held corporation will not be entitled to deduct for federal income tax purposes compensation paid to a named executive officer in excess of $1 million in any year. Incentive compensation based on company performance, provided it is paid pursuant to a plan which has been approved by shareholders and meets certain other criteria, is not subject to Section 162(m). Compensation paid under the Company's stock option plans and the Corporate STIP qualifies as incentive compensation under Section 162(m). It is the Human Resources Committee's intention to utilize incentive compensation as a substantial component of the Company's executive compensation program and to attempt to structure the payment of compensation so that the Company will not lose deductions under Section 162(m). There is a substantial likelihood, however, that the Company will not be entitled to deduct a substantial portion of the compensation arising out of the vesting of the restricted stock previously granted to Messrs. Bleustein, McCaslin and Gray (See footnote 1 to Summary Compensation Table). These grants of restricted stock were not structured as incentive compensation under Section 162(m).

 Conclusion

  Over the last five calendar years, shareholders of the Company have enjoyed a total return of 442%. During that same period of time the Standard & Poor's 500 and MidCap 400 Indexes had total returns of 294% and 237%, respectively, as illustrated in the performance graph below. The Human Resources Committee believes that the compensation policies and practices of the Company described in this report have supported this performance. In addition, the Human Resources Committee believes that these compensation policies and practices are in the best interests of the Company and consistent with the Company's commitment to balance the interests of all of the Company's stakeholders (customers, dealers, suppliers, employees, investors, government and society).

  Richard G. LeFauve, Chairman
  Barry K. Allen
  Richard J. Hermon-Taylor

Performance Graph

  The SEC requires the Company to include in this Proxy Statement a line graph presentation comparing cumulative five year Common Stock returns with a broad-based stock index and either a nationally recognized industry index or an index of peer companies selected by the Company. The Company has chosen to use the Standard & Poor's 500 Index as the broad-based index and the Standard & Poor's MidCap 400 Index as a more specific comparison. The Standard & Poor's MidCap 400 Index was chosen because the Company does not believe that any other published industry or line-of-business index adequately represents the current operations of the Company or that it can identify a peer group that provides a useful comparison.

                               PERFORMANCE GRAPH
               Comparison of Five Year Cumulative Total Return*


                           1993    1994    1995    1996    1997    1998
 ------------------------------------------------------------------------
   Harley-Davidson, Inc.  $100.00 $127.62 $131.91 $216.77 $252.79 $441.48
 ------------------------------------------------------------------------
   S&P MidCap 400          100.00   96.41  126.25  150.53  199.06  237.06
 ------------------------------------------------------------------------
   S&P 500                 100.00  101.32  139.40  171.40  228.58  293.91

--------
* Assumes $100 invested on December 31, 1993.

                             CERTAIN TRANSACTIONS

  Mr. James, a director of the Company, is Vice Chairman, Chief Executive Officer and an equity owner of Fred Deeley Imports Ltd. ("Deeley Imports"), the exclusive distributor of the Company's motorcycles in Canada. In 1998, Deeley Imports paid the Company approximately $74 million for motorcycles, parts and accessories and related products and services. All such products and services were provided in the ordinary course of business at prices and on terms and conditions determined through arm's-length negotiation. The Company anticipates that it will do a similar amount of business with Deeley Imports in 1999.

  Mr. Beattie, a director of the Company, is a partner and Chairman of the Executive Committee of Simpson Thacher & Bartlett, a law firm. Simpson Thacher & Bartlett served as outside counsel for the Company in various legal matters during 1998. The Company anticipates that it will continue to retain Simpson Thacher & Bartlett as outside counsel for various legal matters in 1999.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Under Section 16(a) of the Securities Exchange Act of 1933, the Company's directors and executive officers are required to disclose their holdings of and transactions in the Common Stock on forms prescribed by the Securities and Exchange Commission. In February 1998, Mr. Brostowitz, Vice President, Controller and Treasurer of the Company exercised stock options which exercise was reported late on Form 4. The Company believes that all of the other Company's directors and executive officers complied with their obligations under Section 16(a) during 1998.

        2--APPROVAL OF THE AMENDED CORPORATE SHORT TERM INCENTIVE PLAN

  The Company is seeking shareholder approval of the Harley-Davidson, Inc. Corporate Short Term Incentive Plan, as amended ("Corporate STIP"). The Corporate STIP has been used by the Company to provide incentive compensation to select executives since the approval by the Company's shareholders in May 1994. To enable the Company to continue to pay compensation under the Corporate STIP that will constitute "qualified performance-based compensation" for purposes of Section 162(m) of the Internal Revenue Code ("Section 162(m)"), the Company must, at the Annual Meeting, again obtain shareholder approval of the Corporate STIP. In the context of seeking such approval, at its February 18, 1999 meeting, the Board chose to amend the Corporate STIP in certain respects to update the Corporate STIP and to provide the Human Resources Committee of the Board (the "Human Resources Committee") with greater flexibility in administering the Corporate STIP. The Board's action is subject to shareholder approval. The following description is qualified in its entirety by the terms of the Corporate STIP attached hereto as Exhibit A.

Summary of Proposal

  The Corporate STIP is designed to provide short term incentives to select executive officers of the Company. Under the Corporate STIP, potential awards and pertinent performance criteria are established at the beginning of each year or portion of a year that ends on the last day of the year. Final incentive awards are determined after each year based upon actual performance. The Company has had in effect the Corporate STIP and/or plans similar to the Corporate STIP for more than fifteen years, and amounts paid under such plans over the past three years for the five named executive officers are included in bonus amounts set forth in the Summary Compensation Table.

  The Human Resources Committee administers the Corporate STIP. Only the Company's "executives" as defined in Section 2.11 of the Corporate STIP (a term that could include a person who is only an officer of a subsidiary of the Company) are eligible to participate in the Corporate STIP. As of December 31, 1998 the Company's executives included the five persons named in the Summary Compensation Table as well as six other persons. The Company does not believe that the number of its executives will increase significantly in the foreseeable future.

  The Human Resources Committee selects in its sole discretion the executives who will participate in the Corporate STIP for a given year or portion of a year. At the time of selection, the Human Resources Committee also fixes a target percentage for each participant, which cannot exceed 100%. A participant's target award for the period is equal to the participant's target percentage multiplied by the participant's base salary.

  The Human Resources Committee determines, with respect to each participant for a year or portion of a year, the corporate performance measures that will be applied to determine the size of the participant's final incentive award. The Corporate STIP specifies that the Human Resources Committee may use any one or more of the financial performance categories set forth in Section 2.15 of the Corporate STIP for any one or more participants. If the Human Resources Committee chooses more than one performance category for any one or more participants, then the Human Resources Committee gives each performance category a weight so that for each participant the total weight of all applicable performance categories equals 100%.

  The Corporate STIP does not specify target performance for the performance categories. Rather, as to each performance category that the Human Resources Committee selects as the basis for potential awards in any year or portion of a year, the Human Resources Committee also establishes a performance scale. On the scale, 0% represents below minimum performance in the performance category for the applicable year or portion of a year, 100% represents target performance, and a percentage equal to or greater than 100% represents maximum performance. The Human Resources Committee must approve a scale so that, at the end of the year, a performance percentage may be objectively calculated for any given level of actual performance within that category during the year or portion of a year.

  Following completion of each year, the final incentive award amount is calculated for each participant. A performance percentage is determined for each performance category based upon actual performance and the applicable performance scale. Where more than one performance category applies to a participant, the resulting percentages are reduced to reflect weighting. The resulting total percentage is applied to a participant's target award to determine the maximum performance award a participant is eligible to receive under the Corporate STIP for the relevant year or portion of a year. The Human Resources Committee must approve the calculations and may, in its sole discretion, reduce the amount of any maximum performance award by up to 50%. The maximum performance award, less any reduction by the Human Resources Committee, equals the final incentive award payable for the applicable year or portion of a year. Under the Corporate STIP, the final incentive award paid to a participant for any one year (or for multiple periods within a year) cannot exceed $2 million.

  Payments of final incentive awards under the Corporate STIP are to be made, in the sole discretion of the Human Resources Committee, in cash, Common Stock or a combination of cash and Common Stock. Where Common Stock is used, it is valued at fair market value on the date prior to payment. To the extent an award is paid in Common Stock, a participant cannot defer payment of the award under the terms of any deferred compensation or other plan of the Company. Not more than 2,000,000 shares of Common Stock may be issued under the Corporate STIP, subject to adjustment for stock splits, stock dividends and certain other corporate transactions.

  Under the Corporate STIP, the Human Resources Committee is required to fix target awards and performance criteria prior to the commencement of each year or portion of a year (or such later date as may be permitted under Section 162(m)).

  The above discussion reflects the terms of the Corporate STIP as amended by Board action on February 18, 1999. At such time, the Board amended the Corporate STIP to

    (1) increase the maximum final incentive award that may be paid to a participant for any one year from $1 million to $2 million;

    (2) eliminate the former 200% upper limit on the performance scale that may apply to any performance category for a year or portion of a year, but require the Human Resources Committee to establish such an upper limit for each performance category for a year or portion of a year at the time it selects such performance category and approves the related performance scale; and

    (3) give the Human Resources Committee the flexibility, at any time during the course of a year, to select an executive as a participant in the Corporate STIP for the year and make an award to such participant that takes into account performance during a portion of a year or the entire year.

  The Human Resources Committee selected Messrs. Bleustein and Ziemer to participate in the Corporate STIP for 1999 and, based on information currently available, no other officers or employees of the Company will participate in the Corporate STIP for all or part of 1999. The following table identifies the 1999 target award under the Corporate STIP for each of the 1999 participants, each of which is contingent on shareholder approval of the amended Corporate
STIP:

                               New Plan Benefits
           Harley-Davidson, Inc. Corporate Short-Term Incentive Plan

                          Target Award
               Name and   Dollar value
               Position     ($) (1)
               --------   ------------
 Jeffrey L. Bleustein,
  Chairman of the Board
  and Chief Executive
  Officer...............    665,000
 James L. Ziemer, Vice
  President and Chief
  Financial Officer.....    172,173

--------
(1) Assumes no change in base salary after April 1, 1999.

  A participant whose employment terminates prior to the end of a year generally is not entitled to receive any performance award for that year or portion of a year. However, the Human Resources Committee may, in its sole discretion, provide for a partial or complete payment if termination is due to death, disability or retirement. In addition, in connection with a Change of Control Event (as defined in Section 2.2 of the Corporate STIP) during a year, the Human Resources Committee may, in its sole discretion, provide for the immediate payment to all participants of either (i) awards for the entire year or a portion of the year based upon annualizing performance through the end of the most recently completed fiscal month prior to the payment or (ii) target awards for the year or portion of a year. The Board may from time to time or at any time suspend or terminate the Corporate STIP or amend the Corporate STIP in any manner without obtaining further shareholder approval. However, if the Board amends the Corporate STIP to increase the maximum final incentive award that can be paid to a participant for any one year (or for multiple periods within a year) or to change the financial performance categories set forth in the Corporate STIP, then further shareholder approval would be required to retain the benefits afforded by shareholder approval of the Corporate STIP under the Internal Revenue Code in respect of awards to which such changes apply.

  The Company has also adopted, but is not seeking shareholder approval for, short-term incentive ("STIP") plans for its divisions and subsidiaries that operate similarly to the Corporate STIP for 1999, in which approximately 1,900 salaried employees are eligible to participate. The Company expects to continue to adopt incentive plans for such employees for future years. An executive is not eligible to participate in any such STIP plan in any year in which he or she participates in the Corporate STIP.

  The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting is required for approval of the amended Corporate STIP. For purposes of determining the vote regarding this proposal, abstentions and broker nonvotes will have no impact on the vote. Proxies solicited by the Board will be voted "FOR" approval of the proposal to approve the amended Corporate STIP, unless a shareholder specifies otherwise.

  THE BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDED CORPORATE STIP.

             3--RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

  Ernst & Young LLP, independent public accountants, audited the Company's consolidated financial statements for the fiscal year ended December 31, 1998. Representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement, if they so desire. Ernst & Young LLP has been recommended by the Audit Committee and selected by the Board to serve as the Company's independent auditors for the current fiscal year, and in accordance with a resolution of the Board, this selection is being presented to shareholders for ratification.

  If prior to the Annual Meeting Ernst & Young LLP shall decline to act or its engagement shall be otherwise discontinued by the Board, then the Board will appoint other independent auditors whose engagement for any period subsequent to the Annual Meeting will be subject to ratification by the shareholders at the Annual Meeting. If the shareholders fail to ratify the engagement of Ernst & Young LLP at the Annual Meeting, then the Board will reconsider its selection of independent auditors. Proxies solicited by the Board will be voted "FOR" ratification of the selection of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 1999, unless the shareholder specifies otherwise.

  THE BOARD RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                               4--OTHER MATTERS

  The matters referred to herein are, as far as management now knows, the only matters that will be presented for consideration at the Annual Meeting. Among other things, to bring business before an annual meeting, a shareholder must give written notice thereof to the Secretary of the Company in advance of the meeting in compliance with the terms and within the time periods specified in the Company's Restated Articles of Incorporation. If any other matter should properly come before the Annual Meeting, then it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by them in accordance with their judgment.

  The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by personal interview, telephone, telegraph and facsimile machine, as well as by use of the mails. It is anticipated that banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward soliciting materials to their principals and to obtain authorization for the execution of proxies and that they will be reimbursed for their out-of-pocket expenses incurred in that connection. Employees of the Company participating in the solicitation of proxies will not receive any additional remuneration. The Company has retained D. F. King & Co., Inc. to aid in the solicitation at an estimated cost of approximately $6,000 plus out-of-pocket expenses.

                             SHAREHOLDER PROPOSALS

  Proposals of shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended ("Rule 14a-8"), that are intended to be presented at the 2000 annual meeting of shareholders must be received by the Company no later than November 30, 1999 to be included in the Company's proxy materials for that meeting.

  However, a shareholder who otherwise intends to present business at the 2000 meeting must also comply with the requirements set forth in the Company's Restated Articles of Incorporation (the "Articles of Incorporation"). The Articles of Incorporation state, among other things, that to bring business before an annual meeting, a shareholder must give written notice that complies with the Articles of Incorporation to the Secretary of the Company not less than 60 days in advance of the date in the applicable fiscal year of the Company corresponding to the date the Company released its proxy statement to shareholders in connection with the annual meeting for the immediately preceding fiscal year. Thus, since the Company anticipates mailing its proxy statement for the 1999 annual meeting on March 29, 1999, the Company must receive notice of a shareholder proposal for the 2000 annual meeting, submitted other than pursuant to Rule 14a-8, prior to January 29, 2000.

  If the notice is received after January 29, 2000, then the notice will be considered untimely and the Company is not required to present such proposal at the 2000 annual meeting. If the Board chooses to present such proposal at the 2000 annual meeting, then the persons named in the proxies solicited by the Board for the 2000 annual meeting may exercise discretionary voting power with respect to such proposal.

                                          By Order of the Board of Directors,

                                          /s/  Gail A. Lione

                                          Gail A. Lione
                                          Secretary

Milwaukee, Wisconsin
March 29, 1999

                                   EXHIBIT A

                             HARLEY-DAVIDSON, INC.

                      CORPORATE SHORT TERM INCENTIVE PLAN

                                   ARTICLE I

                                    PURPOSE

  The purpose of the Harley-Davidson, Inc. Corporate Short Term Incentive Plan is to provide certain Executives an increased financial incentive to contribute to the future success and prosperity of the Company.

                                  ARTICLE II

                                  DEFINITIONS

  The following capitalized terms used in the Plan shall have the respective meanings set forth in this Article:

  2.1. Board: The Board of Directors of Harley-Davidson, Inc.

  2.2. Change of Control Event: Change of Control Event as defined in the Harley-Davidson, Inc. 1990 Stock Option Plan, as amended.

  2.3. Code: The Internal Revenue Code of 1986, as amended.

  2.4. Committee: The Human Resources Committee of the Board (including any successor committee thereto); provided, however, that if any member or members of the Human Resources Committee of the Board would cause the Human Resources Committee of the Board not to satisfy the administration requirement of Code section 162(m)(4)(C) or the disinterested administration requirement of Rule 16b-3 under the Exchange Act, the Committee shall be comprised of the Human Resources Committee of the Board without such member or members.

  2.5. Common Stock: The Common Stock of Harley-Davidson, Inc.

  2.6. Company: Harley-Davidson, Inc. and, unless the context otherwise requires, its Subsidiaries.

  2.7. Category Percentage: When two or more of the Performance Categories are selected for a Participant or a group of Participants for any Plan Year, the relative percentage weighting given to each selected Performance Category.

  2.8. Disability: Disability within the meaning of section 22(e)(3) of the Code, as determined by the Committee.

  2.9. Exchange Act: The Securities Exchange Act of 1934, as amended.

  2.10. Excluded Items: Any gains or losses from the sale of assets outside the ordinary course of business, any gains or losses from discontinued operations, any extraordinary gains or losses, the effects of accounting changes, and any unusual, nonrecurring, transition, one-time or similar items or charges.

  2.11. Executive: An executive officer of the Company within the meaning of Rule 3b-7 under the Exchange Act, which may include members of the Board.

  2.12. Fair Market Value: The average of the high and low reported sales prices of Common Stock on the New York Stock Exchange Composite Tape on the trading date immediately preceding the date on which the Performance Award being paid in Common Stock, in whole or in part, is paid to the Participant.

  2.13. Participant: With respect to a Plan Year, an Executive selected by the Committee to participate in the Plan for such Plan Year.

  2.14. Performance Award: With respect to a Participant for a Plan Year, an award made pursuant to the Plan in an amount equal to the Target Award multiplied by the Total Performance Percentage, subject to discretionary reduction pursuant to section 5.5 hereof and the limit of section 5.6 hereof.

  2.15. Performance Categories: The following categories (in all cases before Excluded Items):

    a. Net sales for the Plan Year (i) for the Company on a consolidated basis, (ii) for any one or more Subsidiaries or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

    b. Cost of goods sold for the Plan Year (i) for the Company on a consolidated basis, (ii) for any one or more Subsidiaries or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

    c. Gross profit for the Plan Year (i) for the Company on a consolidated basis, (ii) for any one or more Subsidiaries or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

    d. Selling, administrative and engineering expenses for the Plan Year (i) for the Company on a consolidated basis, (ii) for any one or more Subsidiaries or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

    e. Income from operations for the Plan Year (i) for the Company on a consolidated basis, (ii) for any one or more Subsidiaries or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

    f. Income before interest and the provision for income taxes for the Plan Year (i) for the Company on a consolidated basis, (ii) for any one or more Subsidiaries or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

    g. Income before provision for income taxes for the Plan Year (i) for the Company on a consolidated basis, (ii) for any one or more Subsidiaries or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

    h. Net income for the Plan Year (i) for the Company on a consolidated basis, (ii) for any one or more Subsidiaries or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

    i. Basic earnings per common share for the Plan Year for the Company on a consolidated basis.

    j. Diluted earnings per common share for the Plan Year for the Company on a consolidated basis.

    k. Average accounts receivable during the Plan Year, calculated by taking the average of accounts receivable at the end of each fiscal month during the Plan Year, (i) for the Company on a consolidated basis, (ii) for any one or more Subsidiaries or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

    l. Average inventories during the Plan Year, calculated by taking the average of inventories at the end of each fiscal month during the Plan Year, (i) for the Company on a consolidated basis, (ii) for any one or more Subsidiaries or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

    m. Return on average equity for the Plan Year, with average equity calculated by taking the average of equity at the end of each fiscal month during the Plan Year, (i) for the Company on a consolidated basis,

  (ii) for any one or more Subsidiaries or divisions of the Company and/or
  (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

    n. Return on year-end equity for the Plan Year (i) for the Company on a consolidated basis, (ii) for any one or more Subsidiaries or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

    o. Return on average assets for the Plan Year, with average assets calculated by taking the average of assets at the end of each fiscal month during the Plan Year, (i) for the Company on a consolidated basis, (ii) for any one or more Subsidiaries or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

    p. Net cash provided by operating activities for the Plan Year (i) for the Company on a consolidated basis, (ii) for any one or more Subsidiaries or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

    q. Net cash provided by operating activities less net cash used in investing activities for the Plan Year (i) for the Company on a consolidated basis, (ii) for any one or more Subsidiaries or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

    r. Net increase (decrease) in cash and cash equivalents for the Plan Year
  (i) for the Company on a consolidated basis, (ii) for any one or more Subsidiaries or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

  2.16. Performance Limit: A percentage relating to a Performance Category that equals or exceeds one hundred percent (100%).

  2.17. Performance Percentage: The percentage between zero percent (0%) and the Performance Limit derived from the Performance Scale for the applicable Performance Category for a Plan Year, with the Performance Limit representing maximum performance, one hundred percent (100%) representing target performance and zero percent (0%) representing below minimum performance in such Performance Category for the Plan Year.

  2.18. Performance Scale: A performance scale from which a Performance Percentage may be objectively calculated for any given level of actual performance within that Performance Category during the Plan Year. The Performance Scale may be a linear function, a step function or a combination.

  2.19. Plan: The Harley-Davidson, Inc. Corporate Short Term Incentive Plan.

  2.20. Plan Year: The Company's full fiscal year (or, in the discretion of the Committee, a period consisting of one or more full fiscal months of the Company representing less than a full fiscal year that ends on the last day of a fiscal year).

  2.21. Retirement: Retirement on or after age sixty-five or, with the consent of the Committee, at an earlier age.

  2.22. Subsidiary: A corporation, limited partnership, general partnership, limited liability company, business trust or other entity of which more than fifty percent (50%) of the voting power or ownership interest is directly and/or indirectly held by the Company.

  2.23. Target Award: With respect to a Participant in any Plan Year, the amount of such Participant's base salary in such Plan Year multiplied by the Target Percentage for such Plan Year.

  2.24. Target Percentage: With respect to a Participant, a percentage, between fifteen percent (15%) and one hundred percent (100%).

  2.25. Total Performance Percentage: With respect to a Participant for a Plan Year, the sum of the Performance Percentage multiplied by the Category Percentage for each Performance Category applicable to such Participant for such Plan Year. If there is only one Performance Category for a Plan Year for a Participant, then the Performance Percentage is also the Total Performance Percentage.

                                  ARTICLE III

                                ADMINISTRATION

  3.1. The Committee shall administer the Plan and shall have full authority to set Target Percentages, Performance Categories, Category Percentages, Performance Scales and Performance Limits, to determine which Executives shall participate in the Plan, to interpret the Plan, to establish and amend rules and regulations for its administration and to perform all other acts relating to the Plan, including the delegation of administrative responsibilities, which it believes reasonable and proper.

  3.2. The actions and determinations of the Committee on all matters relating to the Plan shall be final and conclusive.

                                  ARTICLE IV

                         ELIGIBILITY AND PARTICIPATION

  All Executives shall be eligible to participate in the Plan. The Committee shall select in writing, in its sole discretion, the Executives who shall participate in the Plan for a Plan Year prior to the commencement of the Plan Year (or such later time as may be permitted under Code section 162(m)). Without limitation, the Committee may (a) select an Executive as a Participant at any time during the course of a Plan Year and (b) take action as a result of which there is an additional Target Award in respect of an Executive who, as to a Plan Year that is in progress, is already a Participant and as to whom a Target Award is already in effect where the additional Target Award relates to the same Plan Year or a Plan Year ending on the same date. Members of the Board who are not employees of the Company shall not be eligible to participate in the Plan.

                                   ARTICLE V

                              PERFORMANCE AWARDS

  5.1. Target Percentage: Prior to the commencement of each Plan Year (or such later time as may be permitted under Code section 162(m)), the Committee shall fix in writing a Target Percentage for each Target Award for each Participant for each Plan Year. If the Committee does not fix a new Target Percentage for a Participant for any Plan Year, the Target Percentage for such Participant for such Plan Year shall be the same as such Participant's Target Percentage for the prior Plan Year.

  5.2. Performance Categories: Prior to the commencement of each Plan Year (or such later time as may be permitted under Code section 162(m)), the Committee shall select in writing one or more of the Performance Categories for each Target Award for each Participant or group of Participants for each Plan Year. If more than one Performance Category is chosen for any Participant or group of Participants, then the Committee shall assign a Category Percentage to each Performance Category selected for such Participant or group of Participants; provided that the total of the Category Percentages for each Target Award must equal 100% for such Participant or group of Participants. Performance Categories and/or Category Percentages need not be the same for all Participants for any Plan Year.

  5.3. Performance Scale: Prior to the commencement of each Plan Year (or such later time as may be permitted under Code section 162(m)), the Committee shall approve in writing a Performance Scale (including without limitation a Performance Limit) for each Performance Category selected for each Target Award for each Plan Year.

  5.4. Payment of Performance Awards: The amount of Performance Awards for a Plan Year shall be calculated by the Company, certified in writing by the Committee and, following such certification, paid to Participants for such Plan Year as soon as reasonably practicable following the end of such Plan Year. Payments of Performance Awards shall be made, in the sole discretion of the Committee, in cash, Common Stock or a combination of cash and Common Stock. If a Performance Award is paid in Common Stock, the Common Stock shall be valued at Fair Market Value. To the extent paid in Common Stock, Performance Awards may not be deferred by a Participant under the terms of any deferred compensation or other plan of the Company. A Participant whose employment with the Company terminates prior to the end of a Plan Year shall not be entitled to receive any Performance Award hereunder for such Plan Year. Notwithstanding the foregoing sentence:

  a. The Committee may, in its sole discretion, provide for payment, in whole or in part, of the Performance Award for such Plan Year if the Participant's employment with the Company terminates by reason of the Participant's death, Disability or Retirement; and

  b. Prior to, and for a period of ninety (90) days following, a Change of Control Event during a Plan Year, the Committee may, in its sole discretion and in lieu of any other payments under the Plan for such Plan Year, provide for the payment to all Participants of either (i) Performance Awards for such Plan Year based on annualizing the Company's actual performance through the end of the Company's most recently completed fiscal month prior to such Change of Control Event or (ii) Target Awards for such Plan Year. Performance Awards or Target Awards payable under this section 5.4(b) shall be paid upon the occurrence of the Change of Control Event or immediately following the Committee's decision to make such payment, whichever is later.

  5.5. Discretionary Reduction of Performance Award: The Committee may, in its sole discretion, at any time prior to payment, reduce the amount of any Performance Award by up to fifty percent (50%). Such reductions need not be uniform among Participants. The Committee may, but shall not be required to, give one or more reasons for any such reduction. This section 5.5 has been included because the Board believes that even though the Company may have performed well in the selected Performance Categories for the applicable Plan Year, there is always a possibility that the Company's performance in the selected Performance Categories will substantially exceed the Company's overall financial and strategic performance for the Plan Year. In such a case, the Board believes that the Committee must have the flexibility to reduce the amount of the Performance Awards payable to one or more of the Participants who, after all, are the Executives ultimately responsible for the Company's performance. The Committee shall not have the discretionary authority to increase the amount of any Performance Award above the amount determined in accordance with the terms of the Plan. This section 5.5 shall not apply following a Change of Control Event.

  5.6. Maximum Performance Award: Notwithstanding anything in the Plan to the contrary, no Participant shall be entitled to receive more than two million dollars (before any withholding pursuant to section 6.2 hereof) in the aggregate under Performance Awards in respect of one Plan Year or in respect of more than one Plan Year where the Plan Years end on the same date.

  5.7. Maximum Number of Shares: Not more than 2,000,000 shares of Common Stock, subject to adjustment in the same manner as provided in the Company's 1995 Stock Option Plan, as amended, shall be issued pursuant to the Plan.

                                  ARTICLE VI

                                 MISCELLANEOUS

  6.1. Nonassignability: Performance Awards shall not be assigned, pledged or transferred, other than by the laws of descent and distribution, and shall not be subject to levy, attachment, execution or other similar process. If a Participant attempts to assign, pledge or transfer any right to a Performance Award or in the event of any levy, attachment, execution or similar process upon the rights or interests conferred by the Plan, the Committee may terminate the participation of the Participant in the Plan effective as of the date of such notice and the Participant shall have no further rights hereunder.

  6.2. Withholding Taxes: The Company shall withhold from the payment of each Performance Award the amount that the Company deems necessary to satisfy its obligation to withhold Federal, state and local income or other taxes incurred by reason of the payment of the Performance Award.

  6.3. Amendment or Termination of the Plan: The Board may from time to time or at any time amend, suspend or terminate the Plan.

  6.4. Other Compensation: Nothing contained in this Plan shall be deemed in any way to restrict or limit the Company from making any award or payment to a Participant under any other plan, policy, program, understanding or arrangement, whether now existing or hereinafter in effect.

  6.5. Payments to Other Persons: If payment of a Performance Award, in whole or in part, is legally required to be made to any person other than the applicable Participant, any such payment will be a complete discharge of the liability of the Company to such Participant for such amount.

  6.6. Unfunded Plan: The Company shall have no obligation to purchase assets, place assets in trust or otherwise take any action to fund, secure or segregate any amounts to be paid under the Plan.

  6.7. Indemnification: In addition to any other rights of indemnification they may have as members of the Board or the Committee, the members of the Board and the Committee shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan and against all amounts paid by them in settlement thereof (provided that such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgement in any such action, suit or proceeding, except a judgement based upon a finding of bad faith; provided that upon the institution of any such action, suit or proceeding, the Board or Committee member shall give the Company notice thereof in writing and an opportunity, at the Company's expense, to handle and defend such action, suit or proceeding before such Board or Committee member undertakes to handle and defend such action, suit or proceeding on his or her own behalf.

  6.8. No Employment Rights: Nothing in this Plan shall confer upon any Executive or Participant any right to continued employment with the Company.

  6.9. Plan Expenses: Any expenses of administering the Plan shall be borne by the Company.

  6.10. In Writing: For purposes of this Plan, actions taken by the Committee "in writing" shall include, without limitation, actions recorded in the minutes of any meeting of the Committee and any unanimous consent action of the Committee in lieu of a meeting thereof.

  6.11. Section Headings: The section headings contained herein are for convenience only, and in the event of any conflict between the text of the Plan and the section headings, the text of the Plan shall control.

  6.12. Applicable Law: The Plan shall be governed by the internal laws of the State of Wisconsin without regard to the conflict of law principles thereof.

  6.13. Effective Date: The Plan has been effective since January 1, 1994. Amendments to the Plan approved by the Board on February 18, 1999 shall be effective as of January 1, 1999. However, the Plan shall terminate and no Performance Awards shall be paid hereunder in respect of any Plan Year ending after December 31, 1998 if the Plan has not been approved by the requisite vote of the Company's shareholders under Code section 162(m) at the first meeting of the Company's shareholders held after December 31, 1998.

                             HARLEY-DAVIDSON, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS

                FOR MAY 8, 1999 ANNUAL MEETING OF SHAREHOLDERS

     The undersigned appoints each of Jeffrey L. Bleustein and James L. Ziemer attorney and agent, with full power of substitution and resubstitution, to vote as proxy in the name, place and stead of the undersigned at the Annual Meeting of Shareholders of HARLEY-DAVIDSON, INC. to be held on May 8, 1999 and at any adjournment thereof (the "Meeting"), according to the number of votes that the undersigned would be entitled to vote if personally present.

Without limiting the generality hereof, each of such persons is authorized to vote:

(a) as herein specified upon the proposals listed hereon and described in the Proxy Statement for the Meeting; and

(b) in his discretion upon any other matter that may properly come before the Meeting.

The Board of Directors recommends a vote FOR the nominees as directors
(Item 1.), approval of the Company's amended Corporate Short Term Incentive Plan (Item 2.), and ratification of Ernst & Young LLP as auditors (Item 3.).

The shares represented by this Proxy shall be voted as specified. If no specification is made, the shares shall be voted as recommended by the Board of Directors.



                       PLEASE MARK, SIGN AND DATE BELOW,
            DETACH AND RETURN PROMPTLY USING THE ENVELOPE PROVIDED

-------------------------------------------------------------------------------

                   HARLEY-DAVIDSON, INC. 1999 ANNUAL MEETING

1. ELECTION OF DIRECTORS:

   1. Richard J. Harrison-Taylor
   2. Sara L. Levinson
   3. Richard F. Teerlink


   [_] FOR all nominees listed to the left (except as specified below).

   [_] WITHHOLD AUTHORITY to vote for all nominees listed to the left.


(Instruction: To withhold authority to vote for any nominee(s), write the number(s) of the nominee(s) in the box provided to the right).

                  ------------------------------------------

                  ------------------------------------------


2. APPROVAL OF THE COMPANY'S AMENDED CORPORATE SHORT TERM INCENTIVE PLAN:

   FOR [_]   AGAINST [_]   ABSTAIN [_]


3. RATIFICATION  OF AUDITORS:

   FOR [_]   AGAINST [_]   ABSTAIN [_]

   Check appropriate box.  Indicate changes below:

   Address Change?  [_]     Name Change?  [_]


   DATE:
          _________________________________


          -----------------------------------------------


          -----------------------------------------------

SIGNATURE(s) in Box

IMPORTANT: Please sign your name exactly as it appears on this Proxy. Joint owners should each sign personally. A corporation should sign in full corporate name by only authorized officers. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.